SYSCO Earnings Per Share Surge 41% for Fiscal Third Quarter

     Houston, April 19 /PRNewswire -- SYSCO Corporation (NYSE: SYY), the nation's leading foodservice distributor and a member of the Fortune 100 for the fourth consecutive year, today announced continued robust sales and earnings results for the fiscal 2000 third quarter ended April 1, 2000. Diluted earnings per share of $0.31 cents represented a 41 percent increase above the $0.22 earnings per share achieved during the same quarter last year. Net earnings for the quarter also rose 41 percent, to $102.0 million, compared to the $72.6 million recorded during the fiscal 1999 third quarter. Sales for the period reached $4.7 billion, a 13.4 percent gain over last year's third quarter sales of $4.2 billion.

     Diluted  earnings  per share for the nine months of fiscal  2000  increased
27.4 percent to $0.93 before an accounting change that occurred during the first quarter of fiscal 2000, compared to $0.73 cents per share earned during the first three quarters of fiscal 1999. Sales through the third quarter were $14.0 billion, an 11.3 percent gain, as compared to sales of $12.6 billion through the third quarter of the previous year. Net earnings before the accounting change increased 26.2 percent to $309.6 million compared with $245.4 million for the same period a year earlier.

     Charles H. Cotros, SYSCO's president and chief executive officer, said, "The strength and momentum SYSCO consistently has displayed throughout its 30-year history has continued into the first quarter of the 21st century. This outstanding quarter has resulted from a variety of factors and strategies, including our C.A.R.E.S. (Customers Are Really Everything to SYSCO) and expense reduction initiatives. In addition, our fiscally prudent acquisitions and fold-out strategies, the moderate winter weather experienced throughout North America, a well-balanced customer mix and the benefits realized from SUS (SYSCO Uniform Systems), our enterprise-wide computer system, all worked in tandem to produce excellent performance. As a result," Mr. Cotros continued, "real sales growth for the quarter was approximately 10.0 percent after eliminating the effects of 3.4 percent for acquisitions and about 0.03 percent food cost inflation. This compares to 7.3 percent real sales growth in third quarter 1999 and 7.2 percent in second quarter 2000 (after adjusting for 3.3 percent and 0.5 percent, respectively, contributed by additional Wendy's International, Inc. business, which has been in effect for over a year). For the nine months, real sales growth was about 9.3 percent, after excluding the 2.3 percent adjustment for acquisitions and approximately 0.3 percent food cost deflation."

     Mr. Cotros noted that SYSCO's sales of its own brand products also were a strong component in this quarter's growth. "SYSCO brand sales accounted for 50.5 percent of marketing associate-served sales in the quarter, a 2.5 percentage point increase over the same period last year. Equally important, overall sales to the marketing associate-served, or independent, customer segment were 54.2 percent of traditional foodservice sales, a 1.2 percentage point improvement over the 53.0 percent in last year's third quarter."

     Additionally, Mr. Cotros praised the performance of SYSCO's specialty produce and custom-cut meat companies, all of which have been accretive to fiscal 2000 earnings. "The synergies and sales gains realized from our specialty companies have exceeded our initial estimates, including the performance of the FreshPoint acquisition, which closed March 17. We are also optimistic about the prospects and benefits of eSYSCO, our Internet ordering system, that should provide cost savings for both our customers and our own operations and is expected to become a tool that will allow our marketing associates to further solidify strong customer relationships and service levels. Initiated in 1998, this system is now processing orders, primarily from multi-unit customers, at an annualized rate approaching $0.5 billion, based on sales during the past month."

     In conclusion, Mr. Cotros remarked, "As we begin the final quarter of fiscal 2000, we are excited and optimistic about the opportunities ahead. Our strategies are in place and we are forging stronger relationships due to the dedication and performance of the entire SYSCO family, benefiting not only our customers, but also our employees, suppliers and shareholders alike."

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating projected sales in excess of $19 billion for fiscal 2000, the company provides products and services to about 325,000 to 350,000 customers, including restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network, supported by over 39,000 employees, currently extends throughout the entire contiguous United States and Alaska, as well as portions of Canada.
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Forward-Looking Statements

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding fiscal 2000 and annualized eSYSCO sales projections, industry leadership, SYSCO's ability to realize efficiencies and cost savings and to solidify customer relationships and service levels from new technologies. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risk that eSYSCO will not prove as popular as anticipated, the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to economic conditions; SYSCO's leverage and debt risks; the successful completion and integration of acquisitions and fold-outs; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and other risk factors detailed in SYSCO's Form S-3 (File No. 333-34036) filed with the Securities and Exchange Commission on April 5, 2000.

     The comparative financial data for the third quarter of fiscal years 2000 and 1999 are summarized below.

     ($000 omitted except for per share data)


                                            For the 13-week Period Ended
                                      April 1, 2000           March 27, 1999
                                      ----------------        ---------------

Sales                                     $4,722,935              $4,164,877

Costs and expenses
      Cost of sales                        3,829,148               3,402,463
      Operating expenses                     709,499                 625,111
      Interest expense                        18,354                  18,414
      Other, net                                  88                    (93)

Total costs and expenses                   4,557,089               4,045,895

Earnings before income taxes                 165,846                 118,982
Income taxes                                  63,851                  46,403
Net earnings                                $101,995                 $72,579

Basic earnings per share                       $0.31                   $0.22

Diluted earnings per share                     $0.31                   $0.22

Basic average shares outstanding         329,306,402             332,512,637

Diluted average shares outstanding       333,662,958             336,475,686



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


The comparative financial data for the 39 weeks of fiscal year 2000 and 1999 are summarized below.

($000 omitted except for per share data)

                                             For the 39-week Period Ended
                                         April 1, 2000         March 27, 1999
                                         -------------         --------------

Total Sales                              $14,031,504           $12,604,182

Costs and expenses
      Cost of sales                       11,394,346            10,298,004
      Operating expenses                   2,079,161             1,849,822
      Interest expense                        52,978                53,742
      Other, net                               1,653                   322
Total costs and expenses                  13,528,138            12,201,890

Earnings before income taxes                 503,366               402,292
Income taxes                                 193,796               156,894
Earnings before cumulative effect
     of accounting change                    309,570               245,398
Cumulative effect of accounting change        (8,041)                  ---

      Net earnings                          $301,529              $245,398

Earnings before accounting change:
      Basic earnings per share                $0.94                 $0.74

      Diluted earnings per share              $0.93                 $0.73

Cumulative effect of accounting change:
      Basic earnings per share               $(0.02)                 $---

      Diluted earnings per share             $(0.02)                 $---

Net earnings:
      Basic earnings per share                $0.92                 $0.74

      Diluted earnings per share              $0.90                 $0.73

Basic average shares outstanding         328,893,795          333,748,999

Diluted average shares outstanding       333,790,286          337,518,140


SOURCE:  SYSCO Corporation

CONTACT: Diane Day Sanders, Vice President and Treasurer of SYSCO Corporation, 281-584-1303.

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